Exhibit 99.1
Horsehead Holding Corp. Announces Second Quarter 2008 Earnings
     Pittsburgh, Pa., August 11 /PRNewswire-FirstCall/ — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported consolidated net income of $13.9 million for the second quarter of 2008, or $0.39 per diluted share, on net sales of $130.5 million. For the second quarter of 2007, Horsehead reported consolidated net income of $22.4 million, or $0.75 per diluted share, on net sales of $144.6 million. The decline in net sales of $14.1 million, or 9.7%, was primarily attributable to a 42% decrease in the price of zinc, a significant portion of which was offset by a 12% growth in zinc product shipments and the Company’s hedging program. Some highlights for the second quarter compared to the prior year same period were:
•	A 25% increase in electric arc furnace (“EAF”) dust receipts;

•	$2.3 million received for zinc put option settlements combined with $10.4 million, after taxes, of favorable mark-to-market effect for open hedge positions;

•	Continued progress with our growth strategies including the successful startup of 10,000 tons per year of zinc oxide production capacity and the start of construction on a new 160,000 ton per year EAF dust processing facility in Barnwell, SC.
“We are pleased with the continued strong market demand for our products and services as we achieve higher production levels,” said Jim Hensler, President and Chief Executive Officer. “Market demand for our recycling services was very good during the quarter as EAF dust receipts increased to a per annum rate of 580,000 tons.”
Hensler further commented, “Recovery of zinc in the smelting operation improved to 95% from 90% in the prior year quarter and zinc production increased 12%. These improvements were over-shadowed by the decline in the price of zinc and higher costs associated with energy and maintenance in our operating facilities. Given the commodity price environment that we are facing, we have increased our focus on cost reduction activities.”
Second Quarter Financial Highlights
The major factors affecting earnings and earnings per share in the quarter versus the prior year quarter were:
•	Product shipments increased 4,687 tons, or 12%, to 43,114 tons from 38,427 tons.

•	Net sales decreased $14.1 million, or 9.7%, to $130.5 million, reflecting the decline in the average LME price of zinc. Lower average price realization, net of $2.3 million received for settlement of put options, reduced sales $49.9 million, partially offset by $18.3 million attributable to higher volume. Sales for the quarter included unrealized gains of $16.7 million relating to the change in the market value of open hedge positions as of June 30, 2008 as the quarter closed with a LME zinc price of $0.85/lb.

•	Cost of sales was flat with the prior year quarter at $100.1 million. The favorable effect of improved smelter recovery and the effect of reduced LME zinc prices on purchased feeds was offset by lagging inventory costs, higher energy and maintenance costs and by the volume effect of increased shipment levels. Inventories are carried at weighted average actual costs. As a result, current quarter cost of sales flowing from inventory includes higher costs from zinc units purchased in prior months at higher LME prices having an estimated effect of $6.3 million. Energy costs for the second quarter were $3.0 million higher than the prior year quarter. Maintenance and supplies spending for the quarter was $1.6 million higher than the prior year quarter due primarily to an increased frequency of furnace and column rebuilds which should occur at a slower pace in the second half of the year.

•	There were 35,279,614 weighted average diluted shares outstanding for the current quarter compared to 29,937,823 for the prior year quarter.
Second Quarter Shipments and Production Data

	Quarter ended June 30,
	2008	2007
Zinc production — tons	36,186	32,345
Zinc product shipments — tons	43,114	38,427
Zinc contained	38,866	34,284
Net sales realization
zinc products — per lb	$1.06	$1.64
zinc products — per lb zinc contained	$1.18	$1.84
LME average zinc price — per lb	$0.96	$1.66
Other Financial Data
Cash consumed by operating activities was $2.6 million (including $7.0 million used to purchase put options for 2009) for the quarter ended June 30, 2008 compared to cash generated of $19.9 million for the same quarter for the prior year. Capital spending was $9.0 million for the quarter. Cash on hand was $69.0 million as of June 30, 2008 compared to $76.2 million at December 31, 2007.
On-going Cost Reduction and Growth Initiatives
According to Mr. Hensler, “We are faced with lower zinc prices and rising energy costs. Therefore, our cost reduction focus has accelerated as we have identified and are implementing $35 million in potential cost savings which include a wide range of targeted opportunities throughout the business. In particular, we are focusing on reducing the price we pay for purchased feeds as a percentage of the LME zinc price. We also expect to continue to increase the proportion of EAF dust-based feed for our smelting operation. Our South Carolina expansion project is underway but we do not expect to realize the benefit of this increased EAF dust processing capacity until late next year. In addition, we believe that there is an opportunity to realize higher value from the iron units recovered from EAF dust. We currently recycle approximately 175,000 tons of iron into the aggregate market. We are targeting the higher value iron and steel markets which have been experiencing a significant increase in the price of pig iron, steel scrap and scrap substitutes.”

Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Tuesday, August 12, 2008, at 11:00 am EDT to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States: (800) 230-1074
International: (612) 332-0226
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.5/att/confcast. Enter Conference ID# 954930 then click Go.
A replay of the call will be available beginning at 2:00 pm EDT on Tuesday, August 12, 2008 and ending on Tuesday, August 19, 2008 at 11:59 pm EDT. Dial in instructions for the replay is:
Dial-In Number(s):
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 954930
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Pittsburgh, Pa., employs over 1000 people and has six operating locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net Sales	$130,523	$144,610	$244,971	$292,432
Cost of sales (excluding depreciation)	100,160	100,127	192,930	197,059

Gross profit (excluding depreciation)	30,363	44,483	52,041	95,373
Depreciation	2,946	2,381	5,827	4,944
S G & A expenses	5,137	4,644	8,782	8,054

Income from operations	22,280	37,458	37,432	82,375
Interest expense	380	3,000	729	5,617
Interest and other income	491	734	1,149	774

Income before taxes	22,391	35,192	37,852	77,532
Income tax provision	8,524	12,835	14,115	28,272

Net income	$13,867	$22,357	$23,737	$49,260

Earnings per diluted share	$0.39	$0.75	$0.67	$1.68

Weighted average diluted shares outstanding	35,280	29,938	35,222	29,339

EBITDA (1)	$25,226	$39,839	$43,259	$87,319
Balance Sheet Items (unaudited)

	June 30,	December 31,
	2008	2007
Cash	$68,981	$76,169
Other current assets	153,542	133,902
Property, plant and equipment, net	110,974	98,932
Other assets	5,469	5,801

Total assets	$338,966	$314,804

Current liabilities	57,941	60,053
Long-term debt	90	121
Other long-term liabilities	11,511	12,576
Stockholders’ equity	269,424	242,054

Total liabilities and stockholders’ equity	$338,966	$314,804

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended June 30,
	2008	2007
Net income (2)	$13,867	$22,357
Income tax provision	8,524	12,835
Interest expense	380	3,000
Interest and other income	(491)	(734)
Depreciation	2,946	2,381

EBITDA	$25,226	$39,839

(2)	The quarter ended June 30, 2008 includes $10.4 million, net of taxes, of unrealized gains associated with open hedge positions.

Contact info:
Robert D. Scherich
Vice President & CFO
Horsehead Holding Corp.
724.773.9000
SOURCE Horsehead Holding Corp.